Exhibit 3(j)
Number 414550
Certificate of Incorporation
I hereby certify that
STRATOS FINANCE (IRELAND) LIMITED
is this day incorporated under
the Companies Acts 1963 to 2005,
and that the company is limited.
Given under my hand at Dublin, this
Monday, the 30th day of January, 2006
/s/ [ILLEGIBLE]
for Registrar of Companies